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                                                                  EXHIBIT 11 (1)

Layne Christensen Company
Statement Regarding Computation of per Share Earnings


        Year Ended January 31,                     2001               2000             1999
-----------------------------------------      -----------       -----------       -----------
COMPUTATION OF PER SHARE EARNINGS (IN
    THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net income (loss)                              $     (5,926)     $     (7,665)     $     1,201
                                               ============      ============      ===========
Weighted average common shares
   outstanding                                   11,758,000        11,675,000       11,639,000
Dilutive stock options                                  -                 -            268,000
                                               ------------      ------------      -----------
                                                 11,758,000        11,675,000       11,907,000
                                               ============      ============      ===========
Per share:
   Basic earnings (loss) per share             $      (0.50)     $      (0.66)     $      0.10
                                               ============      ============      ===========
   Diutive earnings (loss) per share           $      (0.50)     $      (0.66)     $      0.10
                                               ============      ============      ===========




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